Exhibit 10.48
CERTAIN INFORMATION IN THIS DOCUMENT, MARKED BY [**], HAS BEEN EXCLUDED PURSUANT TO REGULATION S-K, ITEM 601(b)(10)(iv). SUCH EXCLUDED INFORMATION IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

AMENDMENT NO. 2 TO LICENSE AND COLLABORATION AGREEMENT

THIS AMENDMENT NO. 2 TO LICENSE AND COLLABORATION AGREEMENT (this “Amendment”), effective as of October 31, 2022 (the “Amendment Effective Date”), by and between Alnylam Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware (“Alnylam”) and The Medicines Company, a corporation organized and existing under the laws of Delaware (“MedCo”) (each individually a “Party” and, collectively, the “Parties”).

RECITALS:

WHEREAS, Alnylam and MedCo are parties to that certain License and Collaboration Agreement, dated as of February 3, 2013, as amended on November 22, 2019 (the “Original Agreement”);

WHEREAS, Alnylam and MedCo now desire to amend certain provisions in the Original Agreement, as set forth in more detail below;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, Alnylam and MedCo hereby agree as follows:

1.Section 3.4 is hereby deleted in its entirety and replaced with the following:
3.4    Reporting Obligations. MedCo shall prepare and deliver to Alnylam, by no later than each February 28 following the first Regulatory Approval of a Licensed Product in the Field in the Territory (for the period ending December 31 of the prior Calendar Year), written reports summarizing MedCo’s Commercialization activities for Licensed Products performed to date (or updating such report for activities performed since the last such report submitted hereunder, as applicable). In addition, MedCo shall provide Alnylam with written notice of the First Commercial Sale of each Licensed Product in the Territory, as part of the written report provided by MedCo to Alnylam in accordance with Section 7.4.7. In addition to the foregoing, MedCo shall provide Alnylam with written notification within fifteen (15) days after the occurrence of a First Commercial Sale of each Product in the Territory on a country-by-country basis, for each of the following countries: the United States of America, China, Japan, Germany, France and the United Kingdom. MedCo shall also provide such other information to Alnylam as Alnylam may reasonably request with respect to MedCo’s Commercialization activities with respect to Licensed Products.
2.Section 4.1.4 is hereby deleted in its entirety and replaced with the following:
4.1.4    Meetings. The first JSC meeting shall be held within two (2) months after the Effective Date, and the JSC shall thereafter meet in accordance with a schedule established by mutual written agreement of the Parties, but no less frequently than once per Calendar Quarter until after the first JSC meeting following the first Regulatory Approval of an NDA for a

Licensed Product in the United States, and no less frequently than once every six (6) months thereafter, with the location for such meetings alternating between Alnylam’s and MedCo’s US facilities (or such other locations as are mutually agreed by the Parties). Alternatively, the JSC may meet by means of teleconference, videoconference or other similar communications equipment, but at least one meeting per Calendar Year shall be conducted in person, to the extent reasonably practicable.

3.Section 4.5 is hereby deleted in its entirety and replaced with the following:
4.5    Dissolution of JSC. The JSC shall be dissolved after the occurrence of both of the following events: (i) the First Commercial Sale has occurred in all Major Market Countries (other than France) of the last Licensed Product that is expected to be Developed in the Territory, and (ii) there has been one JSC meeting subsequent to the occurrence of the event set forth in clause (i) hereto. Upon the dissolution of the JSC, MedCo shall have the sole rights and authority to take any action that had been within the JSC’s purview.
4.Section 7.4.7 is hereby deleted in its entirety and replaced with the following:
7.4.7    Reports; Payment of Royalty.

(a)    Within [**] Business Days after the end of the [**] within each [**], commencing with the [**] in which there is a [**], MedCo shall furnish to Alnylam a written, non-binding, good faith estimate of the Net Sales of Products recognized during such first two months of the calendar quarter calculated in accordance with GAAP [**]. Each [**] shall be Confidential Information of Novartis [**] Alnylam may disclose [**] solely to the extent necessary for the performance of its obligations under and in accordance with the Agreement (in each case who are obligated to keep such Confidential Information confidential on terms no less stringent than those in Section 8.1) [**].

(b)    During the Term, following the First Commercial Sale of the Licensed Product in the Territory, MedCo shall furnish to Alnylam a written report within thirty (30) days after the end of each Calendar Quarter showing, [**], the royalties payable in United States dollars, a calculation of royalty adjustments pursuant to Section 7.4 (if any) and in accordance with Section 3.4 the First Commercial Sale of each Licensed Product in each country in the Territory (if any), in each case, during the reporting period. [**]. The Parties agree to enter into good faith negotiations to amend and/or suspend certain reports under this Section 7.4.7(b) for a particular country in the Territory in the event that compliance with such reports would prevent MedCo from entering into agreements with potential customers in such country.

Quarterly reports shall be due no later than the thirtieth (30th) day following the end of each Calendar Quarter. In addition, to the extent required under Sections 6.1.3(b) or 6.4.1, MedCo shall prepare and deliver to Alnylam any additional reports as reasonably required under the Alnylam In-Licenses, and to determine any payments due under Section 6.4. Royalties shown to have accrued by each royalty report shall be due and payable within forty five (45) days after the end of the relevant Calendar Quarter, provided that, prior to such payment, Alnylam shall have submitted an invoice to MedCo with respect to the royalty amount shown therein, substantially in the form as previously agreed with MedCo within five (5) days after

Medco having provided Alnylam with the relevant royalty report. If Alnylam submits its invoice after the end of such five (5) day period, then the due date for the corresponding royalties shall be extended by a number of days equal to the time period between the end of such five (5) day period and the submission of such invoice. Along with the last report for a Calendar Year provided hereunder, MedCo will provide a final report for such entire Calendar Year that includes a calculation of Excess Commercial COGS (if any) for such period, and a statement on whether any reconciling payments must be made at such time to effect the intent of Section 7.4.4. Within thirty (30) days after such statement is provided, the Party that owes any amounts to the other Party to effect such reconciliation will pay the relevant amount to the other Party. MedCo and its Related Parties shall keep complete and accurate records in sufficient detail to enable the royalties and other payments payable hereunder, and, to the extent required under Sections 6.1.3(b) or 6.4.1, by Alnylam to Third Parties under the Alnylam In-Licenses, to be determined.

(c)    On or about August 01, 2025, the Parties shall confer and discuss in good faith whether the internal accounting capabilities, of MedCo, at that time more readily facilitate reporting of itemized deductions for the calculation of Net Sales hereunder. Following such discussion, [**].
5.Section 7.5 is hereby deleted in its entirety and replaced with the following:
7.5    Audits.

7.5.1    Upon the written request of a Party and not more than once in each Calendar Year, the other Party and its Related Parties shall permit an independent certified public accounting firm of internationally-recognized standing selected by the requesting Party and reasonably acceptable to the other Party, at the requesting Party’s expense except as set forth below, to have access during normal business hours to such of the records of the other Party as may be reasonably necessary to verify the accuracy of the royalty, Cost reimbursement and other reports hereunder for any Calendar Year ending not more than three (3) Calendar Years prior to the date of such request for the sole purpose of verifying the basis and accuracy of costs incurred under Section 2.3.1, to the extent Alnylam has provided notice thereof to MedCo pursuant to Section 2.3.3, and payments made under Sections 2.3.3, 6.4 and, if applicable, 12.3 and Articles 5, 7 and 11. The records for any Calendar Year may be audited no more than once. The independent certified public accounting firm of internationally-recognized standing shall provide its audit report and basis for any determination to MedCo and Alnylam before it is considered final. Either Party shall have the right to request a further determination by such accounting firm as to matters which such Party disputes in respect of the audit report or basis for any determination within ten (10) days following receipt of such report. MedCo will provide Alnylam and the auditor with a reasonably detailed statement of the grounds upon which it disputes any findings in the audit report and the auditor shall undertake to complete such further determination within twenty (20) days after the dispute notice is provided. Following such further determination, the auditor shall promptly provide its final audit report to MedCo and Alnylam.

7.5.2    If such accounting firm identifies a discrepancy made during such period, the appropriate Party shall pay the other Party the amount of the discrepancy, together with late-payment interest in accordance with Section 7.7, within thirty (30) days after the date the requesting Party delivers to the other Party such accounting firm’s written report so concluding, or as otherwise agreed by the Parties in writing. The fees charged by such accounting firm shall be paid by the requesting Party, unless such discrepancy results from a reporting error by the other Party and represents an underpayment by such other Party of at least five percent (5%) of the total amounts due from such other Party hereunder, or represents an overpayment to such other Party of at least five percent (5%) of the total amounts due to such other Party hereunder, in a Calendar Year, in which case such fees, to the extent reasonable, shall be paid by the other Party.
7.5.3    To the extent required under Sections 6.1.3(b) or 6.4.1, and subject to Section 6.4, MedCo shall comply with all applicable audit requirements in the Alnylam In-Licenses and shall include in each sublicense granted by it pursuant to this Agreement a provision requiring its Sublicensees to make reports to Alnylam, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by the independent accountants of the Person(s) that are also party to such Alnylam In-Licenses to the same extent required of MedCo under this Agreement.

7.5.4    Unless an audit for a Calendar Year has been commenced prior to the third (3rd) anniversary of the end of such Calendar Year, the calculation of royalties, Cost reimbursement and other payments payable with respect to such Calendar Year shall be binding and conclusive upon both Parties, and each Party and its Related Parties shall be released from any further liability or accountability with respect to such royalties or expense reimbursement for such Calendar Year, upon such third (3rd) anniversary. If an audit for a Calendar Year has been commenced prior to the third (3rd) anniversary of the end of such Calendar Year, the calculation of royalties, Cost reimbursement and other payments payable with respect to such Calendar Year shall be binding and conclusive upon both Parties, and each Party and its Related Parties shall be released from any further liability or accountability with respect to such royalties or expense reimbursement for such Calendar Year, following the conclusion of such audit.

7.5.5    Each Party shall treat all financial information subject to review under this Section 7.5 or under any sublicense agreement as the audited Party’s Confidential Information in accordance with the confidentiality and non-use provisions of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with the audited Party and/or its Related Parties obligating it to retain all such information in confidence pursuant to such confidentiality agreement.
6.Section 7.6 is hereby deleted in its entirety and replaced with the following:
7.6.    Payment Exchange Rate. All payments to be made under this Agreement shall be made in United States dollars and shall be paid by bank wire transfer in immediately available funds to such bank account in the United States as may be designated in writing by the receiving Party from time to time. If any currency conversion is required in connection with the calculation of amounts payable hereunder, such conversion shall be made in a manner consistent with the paying Party’s normal practices used to prepare its audited financial statements for external reporting purposes; provided that such practices use a widely accepted source of published exchange rates and in accordance with generally accepted accounting principles.
7.Section 7.7 is hereby deleted in its entirety and replaced with the following:

7.7    Late Payments. Any amount owed by a Party to the other Party under this Agreement that is not paid on or before the date such payment is due shall bear interest at a rate per annum equal to the lesser of [**].

8.Except as expressly amended by this Amendment, the Original Agreement remains in full force and effect. This Amendment contains the entire understanding of the Parties with respect to the subject matter hereof, and supersedes all previous arrangements with respect to the subject matter hereof. This Amendment shall be construed and the respective rights of the Parties determined in accordance with the substantive laws of the State of New York, notwithstanding any provisions of New York law governing conflicts of laws to the contrary, and the patent laws of the relevant jurisdiction without reference to any rules of conflict of laws. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures and signatures transmitted via PDF shall be treated as original signatures.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Amendment Effective Date.

THE MEDICINES COMPANY By: /s/ Latonya M. Raston Name: Latonya M. Raston Title: Assistant Secretary Date: October 31, 2022	ALNYLAM PHARMACEUTICALS, INC. By: /s/ Vinayak Sharma Name: Vinayak Sharma Title: VP, Program & Alliance Management Date: 11/1/2022